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Computation of Earnings Per Common Share                              Exhibit 11
The Chase Manhattan Corporation and Subsidiaries

                                                                              Quarter Ended            Six Months Ended
                                                                                 June 30,                   June 30,
                                                                     ---------------------------------------------------------
($ in millions, except per share amounts)                                  1995          1994         1995          1994
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
Primary:
Net Income .......................................................           $281           $307           $541           $671
Less:  Preferred Stock Dividend Requirements .....................             31             35             61             65
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Net Income Applicable to Common Stock                                        $250           $272           $480           $606
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Average Common and Common Equivalent Shares Outstanding ..........    180,689,276    186,186,622    179,504,702    185,569,081
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Primary Earnings Per Common Share ................................          $1.38          $1.46          $2.67          $3.27
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Assuming Full Dilution:

Net Income Applicable to Common Stock                                        $250           $272           $480           $606
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Average Common and Common Equivalent Shares Outstanding ..........    180,689,276    186,186,622    179,504,702    185,569,081
Add:  Shares Issuable Upon Exercise of Stock Options, Warrants and
   Conversion of Restricted Stock Units ..........................      1,590,296      1,982,315      2,138,251      1,697,665
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Shares of Common and Common Equivalent Stock Outstanding --
   As Adjusted                                                        182,279,572    188,168,937    181,642,953    187,266,746
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Earnings Per Common Share Assuming Full Dilution                            $1.37          $1.45          $2.64          $3.24
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


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